Medifast Announces First Quarter 2024 Financial Results

April 29, 2024
BALTIMORE – (BUSINESS WIRE)--Medifast (NYSE: MED), the health and wellness company known for its habit-based and Coach-guided lifestyle solution, OPTAVIA®, today reported results for the first quarter ended March 31, 2024.

First Quarter 2024
•Revenue of $174.7 million, with revenue per active earning coach of $4,623
•Independent active earning OPTAVIA Coaches of 37,800
•Net income of $8.3 million (non-GAAP adjusted net income of $7.2 million)
•Earnings per diluted share ("EPS") of $0.76 (non-GAAP adjusted EPS of $0.66)
•Cash, Cash Equivalents, and Investment Securities of $156.4 million with zero debt

“Fast paced medical innovation is providing greater access to medical weight loss solutions than ever before. We are transforming our OPTAVIA offer to include comprehensive support for consumers who wish to use GLP-1 medical weight loss solutions on their individual journeys to sustainable healthy lifestyles. It’s a market that is estimated by a recent BCG market study to have the potential to grow to $50B or more by 2030, and it’s one that we are uniquely positioned to capitalize on,” said Dan Chard, Chairman & Chief Executive Officer.

“Our new model is highly differentiated from competitors, with a holistic approach including our habit-based and Coach guided solution along with nutrition products and community support. It will be supported by a reimagined framework for customer acquisition, with a new company-led national marketing campaign, enhancing both awareness of the benefits of our approach, and the visibility of our brand. While 2024 will be a year of investment for future growth, we believe the initiatives we are undertaking will be foundational in creating a platform for sustained company growth in the years ahead.”

First Quarter 2024 Results
First quarter 2024 revenue decreased 49.9% to $174.7 million from $349.0 million for the first quarter of 2023, primarily driven by a decrease in the number of active earning OPTAVIA Coaches, lower Coach productivity, and a $9.1 million impact from a timing difference related to changes in the company’s sales order terms and conditions with its customers realized in the first quarter of 2023. The total number of active earning OPTAVIA Coaches decreased 35.6% to 37,800 compared to 58,700 for the first quarter of 2023. The average revenue per active earning OPTAVIA Coach was $4,623, compared to $5,945 for the first quarter last year, primarily driven by continued pressure on customer acquisition.

Gross profit decreased 48.3% to $127.3 million from $246.4 million for the first quarter of 2023. The decrease in gross profit was due to lower revenue, partially offset by efficiencies in inventory management and cost savings from Fuel for the Future initiatives. Gross profit margin was 72.8% compared to 70.6% in the first quarter of 2023, primarily due to efficiencies in inventory management and cost savings from Fuel for the Future initiatives, partially offset by increased shipping costs.

Selling, general, and administrative expenses (“SG&A”) decreased 38.1% to $119.4 million compared to $192.9 million for the first quarter of 2023. The decrease in SG&A was primarily due to lower OPTAVIA Coach compensation expense due to lower volumes and fewer active earning Coaches, partially offset by market research and investment costs related to medically supported weight loss activities and costs for company-led acquisition initiatives. As a percentage of revenue, SG&A increased 1,300 basis points year-over-year to 68.3% of revenue, as compared to 55.3% for the first quarter of 2023. The increase in SG&A as a percentage of revenue was primarily due to market research and investment costs related to medically supported weight loss activities, loss of leverage on fixed costs due to lower sales volumes, and costs for company-led acquisition initiatives. Non-GAAP adjusted SG&A, which excludes expenses to initiate and operationalize the LifeMD, Inc. (“LifeMD”) collaboration, decreased 38.8% to $118.0 million and non-GAAP adjusted SG&A as a percentage of revenue increased 1,220 basis points year-over-year to 67.5%.

Income from operations decreased 85.2% to $7.9 million from $53.5 million in the prior year period. As a percentage of revenue, income from operations was 4.5% for the first quarter of 2024 compared to 15.3% in the prior-year period. Non-GAAP adjusted income from operations decreased 82.7% to $9.3 million. Non-GAAP adjusted income from operations as a percentage of revenue was 5.3%, a decrease of 1,000 basis points from the year-ago period.

The effective tax rate was 28.2% for the first quarter of 2024 compared to 25.1% in the prior-year period. The increase in the effective tax rate from the three months ended March 31, 2023 was primarily driven by an increase in the tax shortfall for stock compensation and the rate impact of research and development tax credits, partially offset by the decrease in the limitation for executive compensation and various other miscellaneous items. The non-GAAP effective tax rate was 28.7% as compared to 25.1% in the prior year period.

In the first quarter of 2024, net income was $8.3 million, or $0.76 per diluted share, based on approximately 11.0 million shares of common stock outstanding. In the first quarter of 2023, net income was $40.0 million, or $3.67 per diluted share, based on approximately 10.9 million shares of common stock outstanding. In the first quarter 2024, non-GAAP adjusted net income was $7.2 million, or $0.66 per diluted share.

Capital Allocation and Balance Sheet
The company’s balance sheet remains strong with $156.4 million in cash, cash equivalents and investment securities and no interest-bearing debt as of March 31, 2024 compared to $150.0 million in cash, cash equivalents and investment securities and no debt at December 31, 2023.

Outlook
The company expects second quarter 2024 revenue to be in the range of $150 million to $170 million and second quarter 2024 diluted EPS to be in the range of $0.05 to $0.40. The EPS range excludes the costs related to the initiation of the LifeMD collaboration and any gains or losses from changes in the market price of the company’s LifeMD common stock investment.

Conference Call Information
The conference call is scheduled for today, Monday, April 29, 2024 at 4:30 p.m. ET. The call will be broadcast live over the Internet, hosted on the Investor Relations section of Medifast’s website at www.MedifastInc.com or directly at https://viavid.webcasts.com/starthere.jsp?ei=1663236&tp_key=1b6e0e1efe and will be archived online and available through July 29, 2024. In addition, listeners may dial (877) 451-6152 to join via telephone. A telephonic playback will be available from 8:30 p.m. ET, April 29 2024, through May 6, 2024. Participants can dial (844) 512-2921 and enter passcode 13745406 to hear the playback.

About Medifast®:
Medifast (NYSE: MED) is the health and wellness company known for its habit-based and coach-guided lifestyle solution OPTAVIA®, which provides people with a simple, yet comprehensive approach to help them achieve lasting optimal health and wellbeing. OPTAVIA's lifestyle plans deliver clinically proven health benefits as well as evidence-based tools, including scientifically developed products and a framework for habit creation reinforced by independent Coaches and Community support. As a physician-founded company with a 40+ year history, Medifast is a leader in the U.S. weight management industry. Through a collaboration with the national virtual primary care provider LifeMD, OPTAVIA customers have access to board-certified affiliated clinicians and medications, such as GLP-1s, that support treatment plans for obesity and other health conditions. The company continues to innovate and build upon its scientific and clinical heritage to fulfill its mission of offering the world Lifelong Transformation, One Healthy Habit at a Time®. Medifast was recognized in 2023 by Financial Times as one of The Americas' Fastest Growing Companies and in 2022 as one of America’s Best Mid-Sized Companies by Forbes. For more information, visit MedifastInc.com and OPTAVIA.com and follow @Medifast on X.

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Forward Looking Statements
Please Note: This release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements generally can be identified by use of phrases or terminology such as "intend," "anticipate," "expect" or other similar words or the negative of such terminology. Similarly, descriptions of Medifast's objectives, strategies, plans, goals, outlook or targets contained herein are also considered forward-looking statements. These statements are based on the current expectations of the management of Medifast and are subject to certain events, risks, uncertainties and other factors. Some of these factors include, among others, Medifast's inability to maintain and grow the network of independent OPTAVIA Coaches; Industry competition and new weight loss products, including weight loss medications, or services; Medifast’s health or advertising related claims by our OPTAVIA customers; Medifast's inability to continue to develop new products; effectiveness of Medifast's advertising and marketing programs, including use of social media by OPTAVIA Coaches; the departure of one or more key personnel; Medifast's inability to protect against online security risks and cyberattacks; risks associated with Medifast's direct-to-consumer business model; disruptions in Medifast's supply chain; product liability claims; Medifast's planned growth into domestic markets including through its collaboration with LifeMD, Inc.; adverse publicity associated with Medifast's products; the impact of existing and future laws and regulations on Medifast’s business; fluctuations of Medifast's common stock market price; increases in litigation; actions of activist investors; the consequences of other geopolitical events, overall economic and market conditions and the resulting impact on consumer sentiment and spending patterns; and Medifast's ability to prevent or detect a failure of internal control over financial reporting. Although Medifast believes that the expectations, statements and assumptions reflected in these forward-looking statements are reasonable, it cautions readers to always consider all of the risk factors and any other cautionary statements carefully in evaluating each forward-looking statement in this release, as well as those set forth in its Annual Report on Form 10-K for the fiscal year ended December

31, 2023, and other filings filed with the United States Securities and Exchange Commission, including its quarterly reports on Form 10-Q and current reports on Form 8-K. All of the forward-looking statements contained herein speak only as of the date of this release.
Contacts
Investor Contact:
Medifast, Inc.
Steven Zenker
InvestorRelations@medifastinc.com
(443) 379-5256

MEDIFAST, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)
(U.S. dollars in thousands, except per share amounts & dividend data)

	Three Months Ended March 31,
	2024	2023

Revenue	$174,739	$ 348,98
Cost of sales	47,447	102,593
Gross profit	127,292	246,390

Selling, general, and administrative	119,352	192,879

Income from operations	7,940	53,511

Other income (expense)
Interest income (expense)	1,223	(181)
Other income (expense)	2,422	(1)
	3,645	(182)

Income from operations before income taxes	11,585	53,329

Provision for income taxes	3,269	13,361

Net income	$8,316	$39,968

Earnings per share - basic	$0.76	$3.68

Earnings per share - diluted	$0.76	$3.67

Weighted average shares outstanding
Basic	10,909	10,864
Diluted	10,958	10,899

Cash dividends declared per share	$	$1.65

MEDIFAST, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)
(U.S. dollars in thousands, except par value)

	March 31, 202	December 31, 202

ASSETS
Current Assets
Cash and cash equivalents	$97,471	$ 94,44
Inventories	46,273	54,591
Investments	58,957	55,601
Income taxes, prepaid	5,471	8,727
Prepaid expenses and other current assets	11,412	10,670
Total current assets	219,584	224,029

Property, plant and equipment - net of accumulated depreciation	50,986	51,467
Right-of-use assets	14,536	15,645
Other assets	13,648	14,650
Deferred tax assets	4,005	4,117

TOTAL ASSETS	$302,759	$309,908

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities
Accounts payable and accrued expenses	$71,229	$86,415
Current lease obligations	5,958	5,885
Total current liabilities	77,187	92,300

Lease obligations, net of current lease obligations	14,611	16,127
Total liabilities	91,798	108,427

Stockholders' Equity
Common stock, par value $0.001 per share: 20,000 shares authorized;
10,937 and 10,896 issued and outstanding
at March 31, 2024 and December 31, 2023, respectively	11	11
Additional paid-in capital	27,963	26,573
Accumulated other comprehensive income	22	248
Retained earnings	182,965	174,649
Total stockholders' equity	210,961	201,481

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$302,759	$309,908

Non-GAAP Financial Measures
In an effort to provide investors with additional information regarding the company’s results, the company discloses various non-GAAP financial measures in its quarterly earnings press release and other public disclosures. The following GAAP financial measures have been presented on an as adjusted basis: SG&A expenses, income from operations, other income (expense), provision for income taxes, net income and diluted EPS. Each of these non-GAAP financial measures excludes the impact of certain amounts to initiate and operationalize the LifeMD collaboration and unrealized gains on investment in LifeMD common stock as further identified below and have not been calculated in accordance with GAAP. A reconciliation of each of these non-GAAP financial measures to its most comparable GAAP financial measure is included below. These non-GAAP financial measures are not intended to replace GAAP financial measures.

The company uses these non-GAAP financial measures internally to evaluate and manage the company's operations because it believes they provide useful supplemental information regarding the company's on-going economic performance. The company has chosen to provide this information to investors to enable them to perform more meaningful comparisons of operating results and as a means to emphasize the results of on-going operations.

The following tables reconcile the non-GAAP financial measures included in this release:

MEDIFAST, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED NON-GAAP (UNAUDITED)
(U.S. dollars in thousands, except per share amounts)

	Three months ended March 31, 2024
	GAAP	Unrealized Gain on Investment in LifeMD Common Stock	LifeMD Prepaid Services Amortization	Non-GAAP
Selling, general, and administrative	$ 119,35	$	$(1,327)	$118,025
Income from operations	7,940	—	1,327	9,267
Other income (expense)	3,645	(2,841)	—	804
Provision for income taxes	3,269	(710)	332	2,891
Net income	8,316	(2,130)	995	7,181
Diluted earnings per share (1)	0.76	(0.19)	0.09	0.66

	Three Months Ended March 31, 2023
	GAAP	Unrealized Gain on Investment in LifeMD Common Stock	LifeMD Prepaid Services Amortization	Non-GAAP
Selling, general, and administrative	$ 192,87	$	$	$ 192,87
Income from operations	53,511	—	—	53,511
Other income (expense)	(182)	—	—	(182)
Provision for income taxes	13,361	—	—	13,361
Net income	39,968	—	—	39,968
Diluted earnings per share (1)	3.67	—	—	3.67
(1) The weighted-average diluted shares outstanding used in the calculation of these non-GAAP financial measures are the same as the weighted-average shares outstanding used in the calculation of the reported per share amounts.